Exhibit 10.2

Amendment to Employment Agreement

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of November 1, 2023 (the “Amendment Effective Date”), by and between LQR House Inc., a Nevada corporation (the “Company”), and Sean Dollinger (the “Executive” and, together with the Company, the “Parties”).

Whereas, the Company and Executive entered into that certain Employment Agreement (the “Agreement”) dated as of March 29, 2023, and

Whereas, the Parties desire to amend Sections 3(a) and (f) of the Agreement in the manner reflected herein, and

Whereas, the Compensation Committee of the Board of Directors of the Company has approved the amendment of the Agreement in the manner reflected herein,

Now Therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:

1. Salary. The first sentence of Section 3(a) of the Agreement is hereby deleted and replaced in its entirety with the following: “An annual base salary (the “Base Salary”) of $540,000.00.”

2. Bonus. Section 3(f) of the Agreement is hereby deleted and replaced in its entirety with the following: “In addition to the Base Salary, the Executive shall be entitled to: (i) an annual incentive bonus as determined by the Board of Directors within thirty (30) days of the filing of the Company’s annual reports with the U.S. Securities and Exchange Commission (the “SEC”); and (ii) monthly performance bonuses, payable on or before the fifteenth (15th) day of the calendar month immediately following the calendar month with respect to which the amount of the performance bonus is determined, commencing with the calendar month ending on November 30, 2023, in an amount equal to One Hundred Thousand Dollars ($100,000.00) for each One Million Dollars ($1,000,000.00) of gross revenue generated through sales made on or through the website associated with the domain name www.cwspirits.com (or any successor website) (“Website Revenue”) for such calendar month; provided, that, within fifteen (15) days of the filing of each of the Company’s quarterly reports with the U.S. Securities and Exchange Commission (the “SEC”), the amount of such bonuses for the months during the applicable fiscal quarter shall be adjusted, upwards or downwards, as the case may be, based on the Website Revenue for the applicable quarter as reported by the Company in its quarterly filing with the SEC for such quarter. Any such downwards adjustment shall require the Executive to pay the amount of such downwards adjustment to the Company within ten (10) days of the determination of such adjustment. Any such upwards adjustment shall require the Company to pay the amount of such upwards adjustment to the Executive within ten (10) days of the determination of such adjustment.”

3. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

4. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the Amendment Effective Date, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to Employment Agreement effective as of the Amendment Effective Date.

COMPANY:

LQR HOUSE INC.

By:	/s/ Kumar Abhishek
	Name:	Kumar Abhishek
	Title:	CFO

EXECUTIVE:

/s/ Sean Dollinger
Sean Dollinger